As filed with the Securities and Exchange Commission on November 9, 2011

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SAPIENS INTERNATIONAL CORPORATION N.V.
 (Exact name of registrant as specified in its charter)

Curaçao (State or other jurisdiction of incorporation or organization)	None (IRS Employer Identification No.)

Landhuis Joonchi Kaya Richard J. Beaujon z/n P.O. Box 837
Curaçao	N/A
(Address of principal executive offices)	(Zip Code)

SAPIENS INTERNATIONAL CORPORATION N.V.
2011 SHARE INCENTIVE PLAN
(Full title of the Plan)

Sapiens Americas Corporation 4000 CentreGreen Way, Suite 150 Cary, NC 27513 (Name and address of agent for service)

(919) 405-1500
(Telephone number, including area code, of agent for service)

With copies to:

Mike Rimon, Adv.
Jonathan M. Nathan, Adv.
Meitar Liquornik Geva & Leshem Brandwein, Law Offices
16 Abba Hillel Rd., Ramat Gan 52506, Israel
Tel: +972-3-610-3100
Fax: +972-3-610-3687

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a small reporting company. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, par value €0.01	2,061,156 shares	$3.64 (2)	$7,502,607.84	$859.80
Common Shares, par value €0.01	680,628 shares	$1.78 (3)	$1,211,517.84	$138.84
Common Shares, par value €0.01	33,632 shares	$2.38 (3)	$80,044.16	$9.17
Common Shares, par value €0.01	220,710 shares	$0.83 (3)	$183,189.30	$20.99
Common Shares, par value €0.01	161,814 shares	$1.91 (3)	$309,064.74	$35.42
Common Shares, par value €0.01	106,830 shares	$1.67 (3)	$178,406.10	$20.45
Common Shares, par value €0.01	184,987 shares	$3.63 (3)	$671,502.81	$76.95
Common Shares, par value €0.01	396,285 shares	$2.56 (3)	$1,014,489.60	$116.26
Common Shares, par value €0.01	82,870 shares	$2.43 (3)	$201,374.10	$23.08
Common Shares, par value €0.01	25,922 shares	$0.38 (3)	$9,850.36	$1.13
Common Shares, par value €0.01	45,166 shares	$4.07 (3)	$183,825.62	$21.07
Total	4,000,000 shares		$11,545,872.47	$1,323.16

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of Common Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the Sapiens International Corporation N.V. 2011 Share Incentive Plan (the “Plan”).

(2)
The offering price of these Common Shares which may be issued under the Plan at various exercise prices is estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales prices per Common Share as reported on the NASDAQ Capital Market on November 3, 2011.

(3)	Calculated in accordance with Rule 457(h)(1) promulgated under the Securities Act, based on the exercise price of outstanding options that have been issued under the Plan.

PART I

INFORMATION REQUIRED IN
THE SECTION 10(a) PROSPECTUS

This Registration Statement on Form S-8 (this “Registration Statement”) registers a total of up to 4,000,000 Common Shares, par value €0.01 per share (“Common Shares”), of Sapiens International Corporation N.V. (“Sapiens,” the “Company,” “we,” or “us,”) which may potentially be issued or sold under the Sapiens International Corporation N.V. 2011 Share Incentive Plan (the “Plan”).  These shares consist of (i) an aggregate of 1,938,844 Common Shares available for issuance under the Plan upon the exercise of outstanding options with various exercise prices that have been granted to employees of FIS Software Ltd. and IDIT I.D.I. Technologies Ltd., two subsidiaries of Sapiens that were acquired on August 21, 2011, and (ii) up to 2,061,156 additional Common Shares that are available for issuance prospectively under the Plan to officers, employees, directors and consultants of the Company and/or its subsidiaries.

Item 1.	Plan Information.

The documents containing the information concerning the Plan required by Item 1 of this Registration Statement, and the statement of availability of registrant information and other information required by Item 2 of Form S-8, will be sent or given to persons eligible to participate in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). We will maintain a file of such documents in accordance with the provisions of Rule 428 and, upon request, will furnish to the Securities and Exchange Commission (the “Commission”) or its staff a copy or copies of documents included in such file.  Pursuant to the instructions to Form S-8, these documents are not required to be and are not being filed either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute part of a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this prospectus) and the other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act, will be available without charge to participants in the Plan upon written or oral request by contacting:

Sapiens International Corporation N.V.
P.O. Box 4011
Rehovot 74140, Israel
Telephone: +972-8-938-2721
Attn:  Corporate Secretary

PART II

Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

We hereby incorporate by reference herein the following documents (or portions thereof) that we have filed with or furnished to the Commission:

(a)  Our Annual Report on Form 20-F for the year ended December 31, 2010, filed with the Commission on March 17, 2011.

(b) The first paragraph of the press release annexed as Exhibit 99.1 to our Report on Form 6-K furnished to the Commission on July 21, 2011; (ii) the first paragraph of our Report on Form 6-K furnished to the Commission on August 22, 2011; and (ii) the unaudited condensed consolidated financial statements attached to the press releases annexed as Exhibits 99.1 to our Reports on Form 6-K furnished to the Commission on May 12, 2011 and August 10, 2011, respectively.

(c) The description of our Common Shares set forth in our Registration Statement on Form 8-A filed with the Commission on May 7, 1992, as amended by Amendment No. 1 thereto, filed with the Commission on May 26, 1992, as the same may be amended further from time to time.

All other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and, to the extent designated therein, Reports on Form 6-K furnished by us to the Commission, in each case, subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing or furnishing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not required.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Exemption of Office Holders

Book 2 of the Curaçao Civil Code, which deals with company law and applies to us as a Curaçao company, does not prohibit a company from exempting the members of the board of management or their supervisory board from liability against claims by third parties, nor does Curaçao law impose specific restrictions on such exemption, except in cases of willful misconduct or major negligence.

Indemnification and Insurance

Article XII of our Articles of Association, as amended, provides as follows:

“12.1     The Company shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and with request to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

12.2     The Company shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the company for improper conduct unless and only to the extent that the court in which such action or suit was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, judgments, fines and amounts paid in settlement which the court in which the action or suit was brought or such other court having appropriate jurisdiction shall deem proper.

12.3     To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs 1 and 2 of this Article XII, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

12.4     Any indemnification under paragraphs 1 and 2 of this Article XII (unless ordered by a court) shall be made by the Company only as authorized by contract approved, or by-laws, resolution or other action adopted or taken, by the Board of Directors or by the shareholders.

12.5     Expenses incurred in defending a civil or criminal action, suit or proceeding will be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized by this Article XII.

12.6     The indemnification and advancement of expenses provided by or granted pursuant to the other paragraphs of this Article XII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

12.7     The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article XII.

12.8     For purpose of this Article XII, reference to the Company shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify his directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article XII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.”

Pursuant to the aforesaid allowances under Article XII of our Articles of Association, we have entered into indemnification agreements with our executive officers. The amount of indemnification that we provide to our executive officers under these agreements is not specifically limited, except to the extent that Curaçao law may impose any limitation.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	Sapiens International Corporation N.V. 2011 Share Incentive Plan*
4.2	Articles of Association of the Registrant, as amended on March 17, 2005 (1)
5	Opinion of Gregory Elias as to the legality of the securities being registered*
23.1	Consent of Kost Forer Gabbay & Kasierer, Independent Registered Public Accounting Firm*
23.2	Consent of Gregory Elias (included in Exhibit 5)*
24	Power of Attorney (included on the signature page of this Registration Statement)*
(1)	Incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2004, filed with the Commission on June 29, 2005.
*	Filed herewith

Item 9. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rehovot, State of Israel, on the 9th day of November, 2011.

Sapiens International Corporation N.V.

By: /s/ Roni Al Dor

Name: Roni Al Dor
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned officers and directors of Sapiens International Corporation N.V., a Curaçao corporation, do hereby constitute and appoint Roni Al Dor, President and Chief Executive Officer, and Roni Giladi, Chief Financial Officer, and each of them, their lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roni Al Dor	President, Chief Executive Officer and Director	November 9, 2011
Roni Al Dor	(Principal Executive Officer)

/s/ Roni Giladi	Chief Financial Officer (Principal Financial and	November 9, 2011
Roni Giladi	Accounting Officer)

/s/ Guy Bernstein	Chairman of the Board	November 9, 2011
Guy Bernstein

/s/ Eyal Ben-Chlouche	Director	November 9, 2011
Eyal Ben-Chlouche

/s/ Naamit Salomon	Director	November 9, 2011
Naamit Salomon

/s/ Yacov Elinav	Director	November 9, 2011
Yacov Elinav

Signature	Title	Date

/s/ Uzi Netanel	Director	November 9, 2011
Uzi Netanel

/s/ Amit Ben Yehuda	Director	November 9, 2011
Amit Ben Yehuda

United International Trust N.V	Director	November 9, 2011
By: /s/ G.E. Elias
Name: G.E. Elias
Title: Managing Director-Chairman

AUTHORIZED REPRESENTATIVE IN
THE UNITED STATES:

Sapiens Americas Corporation

By: /s/  Roni Giladi

Name: Roni Giladi
Title: Authorized Signatory
Date: November 9, 2011

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

EXHIBITS

TO

FORM S-8

UNDER

SECURITIES ACT OF 1933

SAPIENS INTERNATIONAL CORPORATION N.V.

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Sapiens International Corporation N.V. 2011 Share Incentive Plan*
4.2	Articles of Association of the Registrant, as amended on March 17, 2005 (1)
5	Opinion of Gregory Elias as to the legality of the securities being registered*
23.1	Consent of Kost Forer Gabbay & Kasierer, Independent Registered Public Accounting Firm*
23.2	Consent of Gregory Elias (included in Exhibit 5)*
24	Power of Attorney (included on the signature page of this Registration Statement)*

(1)	Incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2004, filed with the Commission on June 29, 2005.
*	Filed herewith